Exhibit 99.1

Somera Communications Reports

17% Sequential Quarter Revenue Growth

DALLAS, November 2, 2005 — Somera Communications (NASDAQ: SMRA), a global provider of telecommunications equipment, asset management, and recovery services, today announced financial results for the quarter ended September 30, 2005.

Total revenue for the third quarter of 2005 was $21.8 million, compared with $18.7 million in the second quarter of 2005. This also compares with $22.7 million in the third quarter of 2004.

Net loss was $4.2 million, or ($0.08) per share, for the third quarter of 2005, compared with a net loss of $7.9 million, or ($0.16) per share, for the second quarter of 2005. This also compares to a net loss of $8.5 million, or ($0.17) per share, for the third quarter of 2004.

David Heard, CEO of Somera, commented on the third quarter results, “We are very pleased that we were able to meet our top- and bottom-line financial targets in the third quarter, which is typically a period in which seasonality tends to apply downward pressure on our top line. We successfully increased our penetration into major carriers for our brokerage business, and also increased revenues driven by our asset management services, highlighted by our RecoveryPLUS program. Additionally, through tighter business execution, we have increased our gross profit by almost twice the level it was in the third quarter of 2004.

“We also continued to streamline our operations by completing the transition of our corporate headquarters to Dallas and consolidating our European facilities. We believe these actions, as well as other expense reduction initiatives, have reduced our breakeven level to approximately $30 million in revenue per quarter, and solidified our drive to profitability,” said Mr. Heard.

Third Quarter Financial Highlights

Gross margin for the third quarter of 2005 was 33.0% and in line with the Company’s expectations. This compares with a gross margin of 33.6% in the second quarter of 2005 and 17.2% in the third quarter of 2004.

Operating expenses for the third quarter of 2005 were $11.5 million, compared with $14.1 million in the second quarter of 2005 and $12.6 million in the third quarter of 2004. The reduction in operating expenses from the prior year is primarily attributable to a reduction in General and Administrative expenses, partially offset by continued investment in Sales and Marketing to drive further growth in the business.

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Somera Communications

Somera’s balance sheet at September 30, 2005 included $22.5 million in cash, cash equivalents, and short-term investments, a current ratio of 1.9 and no long-term debt.

Outlook

In the fourth quarter of 2005, Somera expects to generate continued sequential quarter revenue growth and further reduce its net loss to a range of a net loss of ($0.04) to ($0.07) per share.

Mr. Heard commented on the outlook for Somera, “We expect our fourth quarter revenue to be positively impacted by a growing pipeline of brokerage opportunities, our improved inventory position, at least one new RecoveryPLUS implementation, and the typical seasonal strength that we experience at the end of the year.”

Conference Call and Webcast

Management will hold a teleconference with simultaneous webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss third quarter results. Please dial 800-240-2134 for domestic callers, or 303-262-2194 for international callers. The call will be webcast on the Investor Relations page of the Somera web site at http://www.somera.com. Listeners will need to have Microsoft Media Player installed on their computers. A telephonic replay will be available from one hour after the call ends through November 9, 2005, at 800-405-2236 for domestic callers, or 303-590-3000 for international callers, passcode 11041276.

About Somera

Somera launched its family of Lifecycle Management Services in 2004 in response to an industry-wide need for telecom asset management to optimize return on assets. Somera’s product offerings enable service providers to generate greater value from legacy assets in the form of lower operating costs, longer product life, higher productivity, and real measurable capital savings. With Somera LifecyclePLUS, customers can outsource elements of network operations, logistics, and technical service. Somera RecoveryPLUS(TM) is a program approach to deliver documented savings and expense relief by recovering hidden value in current underutilized assets and inventories. Somera RepairPLUS provides comprehensive support for wireless, wireline, and data products at significant savings and reduced cycle times. These services are in addition to Somera’s traditional Brokerage business that provides immediate availability of quality, warranted new and refurbished equipment at savings of 25 to 60%. Founded in 1995, Somera has developed an impressive base of over 1,100 customers worldwide, including the industry leaders from each segment of the telecommunications market. Visit Somera on the web at www.somera.com.

Somera Communications

This news release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements about Somera’s expected revenue and net loss per share levels for the fourth quarter of 2005, Somera’s brokerage and services businesses, inventory position, and expected seasonality in the fourth quarter of 2005. Actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements contained in this release, including, but not limited to, general economic conditions particularly affecting the telecommunications industry; capital equipment spending levels in the telecommunications industry, including the risk of continued customer spending delays associated with carrier consolidation; the impact of competition in the market for supplying equipment and equipment lifecycle management services to telecommunications operators; the risk of potential shortage of product supply; and Somera’s ability to build its lifecycle management services capabilities; and other factors fully described in the company’s reports to the Securities and Exchange Commission (SEC), including but not limited to, the Annual Report on Form 10-K for the fiscal year ended December, 31, 2004, and Quarterly Reports on Form 10-Q. The company does not undertake to update any forward-looking statements that may be made by or on behalf of the company. Copies of Somera’s Securities & Exchange Commission filings may be obtained by contacting Financial Relations Board at 617-520-7064 or by visiting the Investor section of Somera’s web site at www.somera.com.

Contact:

Jim Gardner

Vice President, Marketing

Somera Communications

972-304-5660, ext. 317

jgardner@somera.com

FINANCIAL TABLES FOLLOW

Somera Communications

SOMERA COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$3,926	$7,654
Short-term investments	18,600	32,757
Accounts receivable, net of allowance for doubtful accounts of $454 and $574 at September 30, 2005 and December 31, 2004, respectively	17,379	16,217
Inventories, net	13,847	10,027
Other current assets	1,535	1,876

Total current assets	55,287	68,531
Property and equipment, net	4,109	4,600
Other assets	3,413	148
Goodwill	—	1,760
Intangible assets, net	—	50

Total assets	$62,809	$75,089

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,761	$12,396
Accrued compensation	2,439	2,503
Other accrued liabilities	9,418	11,139
Deferred revenue	1,416	723

Total current liabilities	29,034	26,761
Commitments and Contingencies
Stockholders’ equity:
Preferred stock ($0.001 par value per share; authorized 20,000 shares, no shares issued)
Common stock ($0.001 par value per share; authorized 200,000 shares, shares issued and outstanding: 50,331 and 49,872 at September 30, 2005 and December 31, 2004, respectively)	50	49
Additional paid-in capital	75,230	74,652
Unearned stock-based compensation	(203)	(72)
Accumulated other comprehensive income (loss)	192	(191)
Accumulated deficit	(41,494)	(26,110)

Total stockholders’ equity	33,775	48,328

Total liabilities and stockholders’ equity	$62,809	$75,089

Somera Communications

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues:
Equipment revenue	$18,832	$20,736	$53,837	$66,496
Service and program revenue	2,945	1,957	7,155	10,352

Total revenues	21,777	22,693	60,992	76,848

Cost of revenues:
Equipment cost of revenue	12,902	17,346	35,960	51,935
Service and program cost of revenue	1,683	1,455	3,882	7,554

Total cost of revenues	14,585	18,801	39,842	59,489

Gross profit	7,192	3,892	21,150	17,359

Operating expenses:
Sales and marketing	6,896	5,288	19,527	16,847
General and administrative	4,521	7,309	13,817	16,932
Impairment of goodwill	—	—	1,760	—
Other operating expenses	102	17	1,306	50

Total operating expenses	11,519	12,614	36,410	33,829

Loss from operations	(4,327)	(8,722)	(15,260)	(16,470)
Other income (expense), net	163	241	(87)	91

Loss before income taxes	(4,164)	(8,481)	(15,347)	(16,379)
Income tax provision	13	8	37	42

Net loss	(4,177)	(8,489)	(15,384)	(16,421)

Net loss per share: basic and diluted	$(0.08)	$(0.17)	$(0.31)	$(0.33)
Weighted average shares: basic and diluted	50,301	49,808	49,973	49,695